    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1999
                                             REGISTRATION NUMBER 333-__________


===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                            ------------------------

                              RUSSELL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                 Alabama                                       63-0180720
     (State or Other Jurisdiction of                          (IRS Employer
     Incorporation or Organization)                        Identification No.)

 755 Lee Street, Alexander City, Alabama                       35011-0272
(Address of Principal Executive Offices)                       (Zip Code)

                   RUSSELL CORPORATION FLEXIBLE DEFERRAL PLAN
                            (Full Title of the Plan)

                            ------------------------

                                FLOYD G. HOFFMAN
                              Russell Corporation
                           Hewitt Building-Suite 1600
                             3350 Riverwood Parkway
                             Atlanta, Georgia 30339
                    (Name and Address of Agent For Service)


                                 (256) 500-4000
         (Telephone Number, Including Area Code, of Agent For Service)


                                With a copy to:

                                 JOHN K. MOLEN
                         Bradley Arant Rose & White LLP
                          2001 Park Place, Suite 1400
                           Birmingham, Alabama 35203
                                 (205) 521-8238

                            ------------------------

                        CALCULATION OF REGISTRATION FEE



     TITLE OF EACH CLASS                                PROPOSED MAXIMUM    PROPOSED MAXIMUM
         OF SECURITIES               AMOUNT TO BE        OFFERING PRICE       AGGREGATE           AMOUNT OF
       TO BE REGISTERED               REGISTERED            PER UNIT        OFFERING PRICE     REGISTRATION FEE
-------------------------------    ----------------     ----------------    --------------     ----------------

Deferred Compensation Interests        $5,000,000        Not Applicable       $5,000,000*           $1,390



* Estimated pursuant to Rule 457(o) solely for the purpose of calculating the registration fee.



===============================================================================

          REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         The documents incorporated by reference in Item 3 of Part II of this Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Registration Statement incorporates) are incorporated by reference in the Section 10(a) Prospectus and are available, without charge, to the participants upon written or oral request to Secretary, Russell Corporation, 755 Lee Street, Alexander City, Alabama 35011-0272 (telephone number 256-500-4000). The documents containing the information requested by Part I of Form S-8, the Annual Report on Form 10-K of Russell Corporation for its latest fiscal year, and all reports, proxy statements and other communications distributed generally to the security holders of Russell Corporation are available, without charge, to participants upon written or oral request to Secretary, Russell Corporation, 755 Lee Street, Alexander City, Alabama 35011-0272 (telephone number 256-500- 4000).

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents are incorporated herein by reference and made a part hereof:

         (1) The Annual Report on Form 10-K of the Registrant for the fiscal year ended January 2, 1999 (Commission File No. 0-1790).

         (2) The Quarterly Reports of the Registrant on Form 10-Q, as amended, for the quarters ended April 4, 1999 and July 4, 1999 (Commission File No. 0-1790).

         (3) The Current Report of the Registrant on Form 8-K as filed on September 17, 1999 (Commission File No. 0-1790).

         (4) The description of the Common Stock of the Registrant appearing in the Registrant's Registration Statement on Form S-4 (Registration Statement No. 33-24735), under the caption "DESCRIPTION OF CAPITAL STOCK - Common Stock," as filed on September 26, 1988 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and appearing in the Registrant's Registration Statement on Form 8-A (Registration Statement No. 1-5822) at Exhibit 1, as filed on October 15, 1999 pursuant to the Exchange Act.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         The Russell Corporation Flexible Deferral Plan (the "Plan") provides designated employees ("Participant(s)") of the Registrant and participating subsidiaries with an opportunity to defer a portion of their compensation and accumulate tax-deferred earnings thereon. A brief description of certain aspects of the Plan follows (the official provisions of the Plan are contained in the Plan itself, which controls in the event of a discrepancy):

         (a) The Plan was approved by the Board of Directors of the Registrant to be effective on and after January 1, 2000. Up to $5,000,000 in interests in the Plan ("Interests") are being registered pursuant to this Registration Statement, which Interests are to be offered to certain eligible employees of the Registrant and participating subsidiaries of the Registrant (a "Subsidiary") pursuant to the Plan.

         (b) A committee appointed by the Board of Directors of the Registrant (the "Committee") shall act on behalf of the Registrant with respect to administration of the Plan. The Committee has the right to interpret the Plan and determine all other matters that might arise under the terms and conditions of the Plan. The decisions of the Committee or its delegate are final and binding on all Participants.

         (c) The Plan allows the Participant to defer a portion of such Participant's pre-tax base salary, commissions and bonus. The amount of compensation deferred by each Participant is determined in accordance with each Participant's deferral election form under the Plan.

         (d) Each Participant is an unsecured general creditor of the Registrant and the subsidiary employing the Participant with respect to such Participant's own Plan benefits. Benefits are payable solely from the Registrant's or the Subsidiary's general assets, and are subject to the risk of corporate insolvency. Each Participant's deferred compensation may be mingled with the general funds of the Registrant or the employing Subsidiary and may, therefore, be subject to a lien or security interest of other creditors of the Registrant or such Subsidiary.

         (e) A Participant may elect to begin to receive benefit payments (in accordance with the Participant's election) in the year of retirement from the Registrant or the year in which the Participant attains age 65. A Participant who retires after attaining age 55 with 10 years of service with the Registrant may also elect to begin receiving benefits under the Plan in the year of retirement or the year the Participant attains age 65. A Participant who terminates employment prior to age 55 and completion of 10 years of service will receive a lump sum payment as soon as practicable following termination of employment. A Participant's Beneficiary will also begin to receive benefit payments (in accordance with the Participant's election) following a Participant's death. The Committee administering the Plan may in its sole discretion begin payments to a Participant who becomes disabled, payable on the Participant's 65th birthday. Distributions may be made in a lump sum or in monthly installments extending over 5, 10, 15 or 20 years. Payment options may be changed by the Participant, with the approval of the Registrant, at any time more than one year prior to the date on which a distributable event occurs.

         (f) Participants, with the approval of the Committee, may withdraw amounts deferred under the Plan prior to the occurrence of a distributable event. Such withdrawals are subject to a 10% penalty on the amount withdrawn and ineligibility to defer compensation under the Plan for one year. Participants may also, with the approval of the Committee, withdraw amounts deferred under the Plan without penalty in the event of certain hardships as defined in the Plan up to the amount necessary to deal with the hardship.

         (g) Amounts deferred under the Plan are indexed, at the election of the Participant, to such investment indices as may be offered under the Plan by the Registrant from time to time. Each Participant's deferral account with respect to such amount will be adjusted to reflect the investment experience of the underlying index, including any appreciation or depreciation.

         (h) A Participant's Plan benefits cannot be alienated, sold, transferred, assigned, pledged, or encumbered and pass only to a survivor beneficiary designated under the Plan, or by written will under the laws of descent and distribution.

         (i) The Interests are not subject to redemption, in whole or in part, prior to the occurrence of a distributable event with respect to the Participant. The Registrant, however, reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect a Participant's right to Interests in the Participant's account as of the date of such amendment or termination.

         (j) The Registrant plans to establish a "rabbi" trust with a third party as trustee and to fund the trust in a manner that generally tracks the investment account allocations made by Participants in the Plan. There is, however, no requirement that the trust be so funded or invested. While intended for payment of Participant benefits under the Plan, the trust assets are subject to the claims of creditors of the Registrant and, for accounting and tax purposes, remain assets of the Registrant.

Item 5.  Interests of Named Experts and Counsel.

         Bradley Arant Rose & White LLP, counsel to the Company, has been routinely engaged to perform legal services by the Company since the formation of the Company. As of the date hereof, the partners and associates of the firm of Bradley Arant Rose & White LLP beneficially own approximately 10,575 shares of Common Stock of the Company.

Item 6.  Indemnification of Directors and Officers.

         As permitted by Sections 10-2B-8.50 through 10-2B-8.58 of the Alabama Business Corporation Act, Article VII of the Bylaws of the Company provides for indemnification of directors, officers and employees in certain instances. The provisions of Article VII provide as follows:

         Article VII. Indemnification of Directors, Officers and Employees.

                 Section 7.1 The corporation shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending, or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such claim, action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any claim, action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                 Section 7.2 The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

                 Section 7.3 To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections 7.1 and 7.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

                 Section 7.4 Any indemnification under sections 7.1 and 7.2 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in sections 7.1 and 7.2. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to, or who have been wholly successful on the merits or otherwise with respect to, such claim, action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders.

                 Section 7.5 Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such claim, action, suit, or proceeding as authorized in the manner provided in section 7.4 upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if and to the extent that it shall be ultimately determined that he is not entitled to be indemnified by the corporation as authorized in this
         Article VII.

                 Section 7.6 The indemnification provided by this Article VII shall not be deemed exclusive of and shall be in addition to any other rights to which those indemnified may be entitled under any statute, rule of law, provisions of articles of incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                 Section 7.7 The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VII.

         The indemnification provisions of Article VII of the Company's Bylaws are not exclusive and are in addition to any other rights to which the officers and directors may be entitled under any other statute, rule of law, agreement or otherwise. The Company also maintains directors' and officers' liability insurance insuring its directors and officers from certain liabilities and expenses.

                 Section 10 of the Company's Restated Articles of Incorporation provides as follows:

                 A director of the corporation shall not be liable to the corporation or its shareholders for money damages for any action taken, or failure to take action, as a director, except for (i) the amount of a financial benefit received by such director to which such director is not entitled; (ii) an intentional infliction of harm by such director on the corporation or its shareholders; (iii) a violation of Section 10-2B-8.33 of the Code of Alabama of 1975 or any successor provision to such section; (iv) an intentional violation by such director of criminal law; or (v) a breach of such director's duty of loyalty to the corporation or its shareholders. If the Alabama Business Corporation Act, or any successor statute thereto, is hereafter amended to authorize the further elimination or limitation of the liability of a director of a corporation, then the liability of a director of the corporation, in addition to the limitations on liability provided herein, shall be limited to the fullest extent permitted by the Alabama Business Corporation Act, as amended, or any successor statute thereto. The limitation on liability of directors of the corporation contained herein shall apply to liabilities arising out of acts or omissions occurring subsequent to the adoption of this Article 10 and, except to the extent prohibited by law, to liabilities arising out of acts or omissions occurring prior to the adoption of this Article 10. Any repeal or modification of this Article 10 by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or modification.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The following exhibits are filed as part of this Registration
Statement:


*4(a) Restated Articles of Incorporation of the Registrant (included as Exhibit (3)(a) to Annual Report on Form 10-K for the fiscal year ended December 30, 1995).

*4(b) Bylaws of the Registrant (included as Exhibit (3)(c) to Annual Report on Form 10-K for the fiscal year ended December 30, 1995).

*4(c) Rights Agreement dated September 15, 1999 between the Registrant and SunTrust Bank, Atlanta, Georgia (included as Exhibit 1 to Form 8-A filed on October 15, 1999 (Registration Statement No. 1-5822)).

*4(d) Certificate of Adoption of Resolutions by Board of Directors of the Registrant dated October 25, 1989 (included as Exhibit (3)(b) to Annual Report on Form 10-K for the fiscal year ended December 30,
         1995).

*4(e)    October 28, 1981 Amendment to Stock Option Plans (included as Exhibit
         (10)(d) to Annual Report on Form 10-K for year ended December 30,
         1995).

*4(f) 1987 Stock Option Plan (included as Exhibit 1 to Registration Statement No. 33-24898).

*4(g) 1993 Executive Long-Term Incentive Plan (included as Exhibit (4)(c) to Registration Statement No. 33-69679).

*4(h) 1996 Amendment to the 1993 Executive Long-Term Incentive Plan (included as Exhibit (10)(g) to Annual Report on Form 10-K for the fiscal year ended January 3, 1998).

*4(i) Russell Corporation 1997 Non-Employee Directors' Stock Grant, Stock Option and Deferred Compensation Plan, as amended (included as Exhibit
         (10)(f) to Annual Report on Form 10-K for the fiscal year ended January 2, 1999).

*4(j) 1998 Amendment to the 1993 Executive Long-Term Incentive Plan (included as Annex A to Schedule 14A filed on March 30, 1998).

 4(k)    Russell Corporation Flexible Deferral Plan

 5(a)    Opinion of Bradley Arant Rose & White LLP

23(a)    Consent of Ernst & Young LLP.

23(b)    Consent of Bradley Arant Rose & White LLP (contained in exhibit 5(a)).

24(a)    Powers of Attorney of certain directors and officers.

*        Incorporated by reference.

Item 9.  Undertakings.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                     Provided, however, that paragraphs (a)(1)(i) and
                     (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexander City, State of Alabama, on October 26, 1999.


                                       RUSSELL CORPORATION


                                       By: * John F. Ward
                                          -------------------------------------
                                             John F. Ward
                                             Chairman of the Board, President
                                             and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


   Signature                                     Title                                 Date
   ---------                                     -----                                 ----

* John F. Ward                       Chairman of the Board,                     October 26, 1999
--------------------------------     President, and Chief Executive
John F. Ward                         Officer


* Eric N. Hoyle                      Executive Vice President,                  October 26, 1999
--------------------------------     Chief Financial Officer, and
Eric N. Hoyle                        Director (Principal Financial
                                     Officer)


* Larry E. Workman                   Controller (Principal                      October 26, 1999
--------------------------------     Accounting Officer)
Larry E. Workman

* Herschel M. Bloom                  Director                                   October 26, 1999
--------------------------------
Herschel M. Bloom

* Ronald G. Bruno                    Director                                   October 26, 1999
--------------------------------
Ronald G. Bruno

* Timothy A. Lewis                   Director                                   October 26, 1999
--------------------------------
Timothy A. Lewis

* C.V. Nalley III                    Director                                   October 26, 1999
--------------------------------
C.V. Nalley III


* Margaret M. Porter                 Director                                   October 26, 1999
--------------------------------
Margaret M. Porter

* Benjamin Russell                   Director                                   October 26, 1999
--------------------------------
Benjamin Russell

* John R. Thomas                     Director                                   October 26, 1999
--------------------------------
John R.Thomas

* John A. White                      Director                                   October 26, 1999
--------------------------------
John A. White

*By /s/ Floyd G. Hoffman                                                        October 26, 1999
--------------------------------
        Floyd G. Hoffman
        Attorney in Fact


                                                              Index of Exhibits


*4(a)    Restated Articles of Incorporation of the Registrant (included as
         Exhibit (3)(a) to Annual Report on Form 10-K for the fiscal year ended
         December 30, 1995).

*4(b) Bylaws of the Registrant (included as Exhibit (3)(c) to Annual Report on Form 10-K for the fiscal year ended December 30, 1995).

*4(c)    Rights Agreement dated September 15, 1999 between the Registrant and
         SunTrust Bank, Atlanta, Georgia (included as Exhibit 1 to Form 8-A filed on October 15, 1999 (Registration Statement No. 1-5822)).

*4(d)    Certificate of Adoption of Resolutions by Board of Directors of
         Registrant dated October 25, 1989 (included as Exhibit (3)(b) to
         Annual Report on Form 10-K for the fiscal year ended December 30,
         1995).

*4(e)    October 28, 1981 Amendment to Stock Option Plans (included as Exhibit
         (10)(d) to Annual Report on Form 10-K for year ended December 30,
         1995).

*4(f)    1987 Stock Option Plan (included as Exhibit 1 to Registration
         Statement No. 33-24898).

*4(g)    1993 Executive Long-Term Incentive Plan (included as Exhibit (4)(c) to
         Registration Statement No. 33-69679).

*4(h)    1996 Amendment to the 1993 Executive Long-Term Incentive Plan
         (included as Exhibit (10)(g) to Annual Report on Form 10-K for the fiscal year ended January 3, 1998).

*4(i)    Russell Corporation 1997 Non-Employee Directors' Stock Grant, Stock
         Option and Deferred Compensation Plan, as amended (included as Exhibit
         (10)(f) to Annual Report on Form 10-K for the fiscal year ended
         January 2, 1999).

*4(j)    1998 Amendment to the 1993 Executive Long-Term Incentive Plan
         (included as Annex A to Schedule 14A filed on March 30, 1998).

 4(k)    Russell Corporation Flexible Deferral Plan

 5(a)    Opinion of Bradley Arant Rose & White LLP

23(a)    Consent of Ernst and Young LLP.

23(b)    Consent of Bradley Arant Rose & White LLP (contained in exhibit 5(a)).

24(a)    Powers of Attorney of certain directors and officers.

*        Incorporated by reference.
